EXHIBIT 99.1
TAL INTERNATIONAL GROUP, INC. REPORTS FOURTH QUARTER 2008 RESULTS
Purchase, New York, February 25, 2009 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the fourth quarter and twelve months ended December 31, 2008.
Adjusted pre-tax income (1), excluding gains on debt extinguishment and unrealized losses on interest rate swaps, was $24.8 million in the fourth quarter of 2008, compared to $24.8 million in the fourth quarter of 2007. The Company focuses on adjusted pre-tax results since it considers gains on debt extinguishment and unrealized losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.
Leasing revenues for the fourth quarter of 2008 were $83.6 million compared to $77.5 million in the fourth quarter of 2007. Adjusted EBITDA (2), including principal payments on finance leases, was $79.4 million for the quarter versus $73.2 million in the prior year period.
Adjusted Net Income (3), excluding gains on debt extinguishment and unrealized losses on interest rate swaps, was $16.4 million for the fourth quarter of 2008, compared to $15.9 million in the fourth quarter of 2007. Adjusted Net Income per fully diluted common share was $0.50 in the fourth quarter of 2008, versus $0.48 per fully diluted common share in the fourth quarter of 2007.
Reported net loss for the fourth quarter of 2008 was $(15.3) million, versus net income of $3.4 million, in the fourth quarter of 2007. Net loss per fully diluted common share was $(0.47) for the fourth quarter of 2008, versus net income per fully diluted common share of $0.10 in the fourth quarter of 2007. The difference between Adjusted Net Income and the reported net loss was primarily due to unrealized losses on interest rate swaps. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio. TAL does not use hedge accounting for the swaps, so any change in the market value of TAL’s interest rate swap portfolio is reflected in reported income. During the fourth quarter of 2008, long-term interest rates decreased significantly resulting in a $73 million decrease in the market value of TAL’s swap contracts.
During the fourth quarter of 2008, the Company repurchased a portion of its Asset Backed Series 2006-1 Term Notes and recorded a gain on debt extinguishment of $23.8 million.
“TAL delivered solid financial performance in the fourth quarter of 2008 despite the onset of much more difficult market conditions,” commented Brian M. Sondey, President and CEO of TAL International. “Containerized trade volumes decreased considerably during the last two months of the year, leading to low leasing demand and a large increase in the number of containers returned off lease by our customers. Our core utilization, excluding new factory units, decreased by 3.4% in the fourth quarter of 2008 to 92.4%. However, we entered the fourth quarter with exceptionally high utilization and a strong lease portfolio, which helped sustain our profitability and cash flow despite the difficult market conditions. Our Adjusted Pretax Income, while down from the level we achieved in the third quarter of 2008, matched the excellent results we achieved in the fourth quarter of 2007, and our Adjusted EPS increased $0.02 from the fourth quarter of 2007 to reach $0.50 this quarter due to the impact of our share repurchases over the last year.”
Mr. Sondey continued, “While the deepening global economic crisis has created many challenges for our business, we have also been able to take advantage of opportunities that would likely not arise during normal times. In particular, in the fourth quarter of 2008 we completed an $80 million purchase-leaseback transaction for 53,000 TEU of in-fleet containers with one of the largest shipping lines in the world, and we re-purchased a portion of our Series 2006-1 Term Notes at a highly discounted price.”
Adjusted pre-tax income(1), excluding gains on debt extinguishment and unrealized losses on interest rate swaps, was $107.1 million in the full twelve months of 2008, compared to $88.3 million in the full twelve months of 2007, an increase of approximately 21%.
Leasing revenues for the full twelve months of 2008 were $319.3 million compared to $286.3 million in the full twelve months of 2007. Adjusted EBITDA (2), including principal payments on finance leases, was $311.1 million for the full twelve months of 2008 versus $267.1 million in the prior year period, an increase of approximately 16%.
Adjusted Net Income (3), excluding gains on debt extinguishment and unrealized losses on interest rate swaps, was $69.5 million for the full twelve months of 2008, compared to $56.7 million in the prior year period, an increase of approximately 23%. Adjusted Net Income per fully diluted common share was $2.13 for the full twelve months of 2008, compared to Adjusted Net Income per fully diluted common share of $1.70 in the prior year period, an increase of approximately 25%.
Reported net income for the full twelve months of 2008 was $35.8 million, versus net income of $38.8 million, in the prior year period. Earnings per fully diluted common share for the full twelve months of 2008 were $1.09, versus $1.16 per fully diluted common share in the prior year period.
During the year ended December 31, 2008, the Company repurchased 643,200 shares of its common stock under the stock buyback program at a total cost of approximately $10.9 million.
During the year ended December 31, 2007, the Company repurchased 276,029 shares of its common stock under the stock buyback program at a total cost of approximately $6.3 million.
Mr. Sondey added, “Overall, 2008 was an excellent year for TAL. For the first three quarters of the year, we benefitted from a favorable market environment, including continued growth in global containerized trade, high new container prices, reduced direct purchases of containers by our shipping line customers, and an exceptionally strong market for used container disposals. We were able to translate this favorable environment into excellent operating and financial results. Our Adjusted pretax income for 2008 increased 21% compared to 2007, our Adjusted Pretax, or cash, Return on Equity increased 6% from 2007 to reach 28% for 2008, and we invested approximately $450 million (net of the proceeds from the sale of container portfolios) in growing our container fleet through new container purchases and purchase-leaseback transactions.”

“Our operating cash flow continued to grow in 2008. Our Adjusted EBITDA plus the net book value of our used container disposals increased to over $370 million in 2008, and this high level of cash flow allowed us to grow our revenue earning assets by 18%, pay over $52 million of dividends and repurchase $10.9 million of common stock while holding the ratio of our net debt to revenue earning assets constant from the beginning to the end of the year. In addition, the strength of our cash flow and the structure of our existing debt facilities mean that we generally do not need to raise additional capital to refinance existing debt or continue to invest in our business. We currently estimate that our total debt service, principal and interest, for 2009 will be in the range of $200 million.”
Outlook
Mr. Sondey continued, “Business conditions changed dramatically during the fourth quarter of 2008 as the financial crisis turned into a significant downturn in economic activity. During the last two months of 2008, many of our shipping line customers reported substantial decreases in the volume of their container shipments, and this reduced level of trade has continued for the first two months of 2009. In their February 2009 report, Clarkson Research Services forecast 3.1% growth in global container liftings in 2009, but other forecasters and many of our customers are expecting negative growth for the year. As long as trade growth remains substantially negative, we will continue to face a large number of container returns, have little demand for used or new container pick-ups, and we will continue to see our core utilization fall. In addition, if trade growth remains weak for an extended period, we expect our used container selling prices to come under pressure and we may face elevated customer default risk.”
“We typically experience a decrease in our performance during the first quarter of the year since it usually represents the seasonal low-point for dry container leasing demand and used container sales. In 2008, our first quarter results were lifted by the attractive market environment, and we did not experience the usual seasonal downturn. This year, the usual first quarter weakness will be compounded by the difficult market conditions, and we expect our operating and financial results to decrease from the level we achieved in the fourth quarter of 2008. Nevertheless, our results will continue to be supported by high starting utilization and our strong lease portfolio, and we expect our first quarter performance to remain solid.”
“For the full year of 2009, our results will be highly dependent on how long global containerized trade volumes remain at depressed levels. A sustained decrease in trade growth will lead to lower utilization, reduced revenue and higher operating expenses for 2009, but we are hopeful that these negative effects of the current market will be temporary. Most of the containers being returned to TAL are coming back to the Asia-Pacific region, very few new containers have been ordered by leasing companies or shipping lines since the third quarter of 2008, and roughly five percent of the world’s containers age out of service each year. As a result, we expect that our core utilization will rebound quickly once trade volumes and growth rates return to historically normal levels. In addition, in 2009 we will continue to seek to build long-term value by pursuing high return investment opportunities made possible by the unusual market conditions.”

Dividend
TAL’s board of directors has approved and declared a $0.01 per share quarterly cash dividend on its issued and outstanding common stock, payable on March 26, 2009 to shareholders of record at the close of business on March 12, 2009.
Mr. Sondey commented, “Together with our Board of Directors, we have made the difficult decision to effectively suspend our dividend. While we continue to generate a substantial amount of equity cash flow, we believe TAL and our shareholders will be better served by TAL retaining its capital. This will allow TAL more flexibility in managing its business given the uncertainty in the financial markets and world economy, and it will allow TAL to be more aggressive in pursuing the unique investment opportunities we expect to see this year. We will continue to regularly re-evaluate the state of global trade and the financial markets to assess when we should resume our dividend program.”
Investors’ Webcast
TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, February 26th to discuss its fiscal fourth quarter and twelve month results. An archive of the Webcast will be available one hour after the live call through Friday March 27, 2009. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.
About TAL International Group, Inc.
TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 20 offices in 11 countries and approximately 185 third party container depot facilities in 37 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 756,000 containers and related equipment representing approximately 1,224,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.
Contact
Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900
Important Cautionary Information Regarding Forward-Looking Statements
Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2008.
The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.
(2) Adjusted EBITDA is a non-GAAP measurement we believe are useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.
(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.
(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31,	December 31,
	2008	2007
	(Unaudited)
Assets:
Leasing equipment, net of accumulated depreciation and allowances of $352,089 and $283,159	$1,535,483	$1,270,942
Net investment in finance leases, net of allowances of $1,420 and $0	196,490	193,986
Equipment held for sale	32,549	35,128

Revenue earning assets	1,764,522	1,500,056

Cash and cash equivalents (including restricted cash of $16,160 and $18,059)	56,958	70,695
Accounts receivable, net of allowances of $807 and $961	42,335	41,637
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $4,181 and $3,142	1,832	2,767
Goodwill	71,898	71,898
Deferred financing costs	8,462	6,880
Other assets	8,540	11,124
Fair value of derivative instruments	951	830

Total assets	$1,955,498	$1,705,887

Liabilities and stockholders’ equity:
Equipment purchases payable	$27,224	$26,994
Fair value of derivative instruments	95,224	18,726
Accounts payable and other accrued expenses	43,978	36,481
Deferred income tax liability	73,565	55,555
Debt	1,351,036	1,174,654

Total liabilities	1,591,027	1,312,410

Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,485,816 and 33,482,316 shares issued and outstanding, respectively	33	33
Treasury stock, at cost, 1,055,479 and 412,279 shares, respectively	(20,126)	(9,171)
Additional paid-in capital	396,478	395,230
Accumulated (deficit) earnings	(12,090)	4,858
Accumulated other comprehensive income	176	2,527

Total stockholders’ equity	364,471	393,477

Total liabilities and stockholders’ equity	$1,955,498	$1,705,887

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Operations
(Dollars and shares in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$78,712	$72,545	$298,913	$268,005
Finance leases	4,919	4,942	20,379	18,268

Total leasing revenues	83,631	77,487	319,292	286,273

Equipment trading revenue	22,592	12,486	95,394	49,214
Management fee income	774	827	3,136	5,475
Other revenues	1,052	600	2,170	2,303

Total revenues	108,049	91,400	419,992	343,265

Expenses:
Equipment trading expenses	19,932	11,208	84,216	43,920
Direct operating expenses	8,064	7,263	28,678	28,644
Administrative expenses	12,088	10,640	46,154	39,843
Depreciation and amortization	28,128	26,732	110,450	101,670
Provision for doubtful accounts	2,384	47	4,446	700
Net (gain) on sale of leasing equipment	(5,475)	(3,776)	(23,534)	(12,119)
Net (gain) on sale of container portfolios	—	—	(2,789)	—
Interest and debt expense	18,175	14,464	65,233	52,333
(Gain) on debt extinguishment	(23,772)	—	(23,772)	—
Unrealized loss on interest rate swaps	72,774	19,532	76,047	27,883

Total expenses	132,298	86,110	365,129	282,874

(Loss) income before income taxes	(24,249)	5,290	54,863	60,391
Income tax (benefit) expense	(8,986)	1,887	19,067	21,600

Net (loss) income	$(15,263)	$3,403	$35,796	$38,791

Net (loss) income per common share — Basic	$(0.47)	$0.10	$1.10	$1.17

Net (loss) income per common share — Diluted	$(0.47)	$0.10	$1.09	$1.16

Weighted average number of common shares outstanding — Basic	32,497	33,148	32,573	33,183
Weighted average number of common shares outstanding — Diluted	32,497	33,301	32,693	33,370
Cash dividends paid per common share	$0.4125	$0.375	$1.61	$1.43

Non-GAAP Financial Measures
     We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income (loss) before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains on debt extinguishments and unrealized gains /losses on interest rate swaps. Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.
     Adjusted Pre-tax Income is defined as income (loss) before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes gains on debt extinguishments and unrealized gains / losses on interest rate swaps. Adjusted Net Income is defined as net income (loss) further adjusted for the items discussed above, net of income tax.
     EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.
     We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:
     — these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, gains on debt extinguishments and unrealized gains / losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;
     — these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and
     — these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.
     We have provided reconciliations of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and twelve months ended December 31, 2008 and 2007.
     Additionally, we have provided reconciliations of income (loss) before income taxes and net income (loss), the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and twelve months ended December 31, 2008 and 2007.

TAL INTERNATIONAL GROUP, INC.
Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net (loss) income	$(15,263)	$3,403	$35,796	$38,791
Add (subtract):
Depreciation and amortization	28,128	26,732	110,450	101,670
Interest and debt expense	18,175	14,464	65,233	52,333
Income tax (benefit) expense	(8,986)	1,887	19,067	21,600
(Gain) on debt extinguishment	(23,772)	—	(23,772)	—
Unrealized loss on interest rate swaps	72,774	19,532	76,047	27,883

EBITDA	71,056	66,018	282,821	242,277
Add:
Principal payments on finance leases	8,294	7,172	28,232	24,791

Adjusted EBITDA	$79,350	$73,190	$311,053	$267,068

TAL INTERNATIONAL GROUP, INC.
Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
(Loss) income before income taxes	$(24,249)	$5,290	$54,863	$60,391
Add (subtract):
(Gain) on debt extinguishment	(23,772)	—	(23,772)	—
Unrealized loss on interest rate swaps	72,774	19,532	76,047	27,883

Adjusted pre-tax income	$24,753	$24,822	$107,138	$88,274

Net (loss) income	$(15,263)	$3,403	$35,796	$38,791
Add (subtract)(a):
(Gain) on debt extinguishment	(15,339)	—	(15,339)	—
Unrealized loss on interest rate swaps	46,957	12,533	49,069	17,896

Adjusted net income	$16,355	$15,936	$69,526	$56,687

(a) All net income adjustments are reflected net of income taxes.